JUNE 2008 AMENDMENT AGREEMENT

THIS JUNE 2008 AMENDMENT AGREEMENT (this “Agreement”) is made as of June 12, 2008, among Customer Acquisition Network Holdings, Inc., a Delaware corporation (the “Company”), the Subsidiaries, and Longview Marquis Master Fund, L.P., a British Virgin Islands limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Company, Buyer and Alpha Capital Anstalt, a Lichtenstein corporation (“Alpha” and, together with Buyer, the “Original Buyers”), entered into that certain Securities Purchase Agreement, dated as of November 15, 2007 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Purchase Agreement”), pursuant to which the Company issued to the Original Buyers senior secured notes in an aggregate original principal amount of $5,000,000 (such notes, together with any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, each a “Note” and, collectively, the “Notes”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Buyer Note (as defined below), or if not defined in the Buyer Note, as defined in the Purchase Agreement);

WHEREAS, on the date hereof, Note No. VAM-001 issued to Buyer in the principal amount of $4,388,889.00 remains outstanding (the “Buyer Note”);

WHEREAS, the Company is contemplating a sale of the business (the “Options Business”) operated by Options Acquisition Sub, Inc. (“Options”), whether by sale of the capital stock of Options, sale of all of the assets of Options (such assets being referred to herein as the “Options Assets”), merger or otherwise (the “Options Sale”);

WHEREAS, the potential purchaser of the Options Business in the Options Sale (the “Options Purchaser”) is contemplating the sale of equity securities to fund the purchase price to be delivered to the Company pursuant to the Options Sale (any such sale (or sales) of equity securities consummated to fund the purchase price for the Options Sale, or otherwise consummated after the date hereof and prior to, or concurrently with, the consummation of the Options Sale, the “Equity Financing”); and

WHEREAS, the Company and Buyer desire to amend the terms of the Buyer Note as provided herein.

NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

1. Amendment of the Buyer Note.

a. Buyer hereby agrees with the Company that, subject to, and effective upon, the receipt by Buyer of cash in the amount of $50,000 (the “Extension Amount”), by wire transfer of immediately available funds in accordance with the instructions set forth on Exhibit A hereto, from the Company by no later than 5:00 p.m. New York time, on June 13, 2008 (such time and date, the “Payment Deadline”), the definition of “Maturity Date” set forth in the Appendix to the Buyer Note shall be amended to read in its entirety as follows:

“Maturity Date” means June 20, 2008.”

b. In the event that Buyer does not receive the Extension Amount by the Payment Deadline, this Agreement shall be null and void and of no further force and effect, and the Buyer Note shall not be amended in the manner set forth in this Section 1 (i.e., the definition of “Maturity Date” in the Buyer Note shall remain as originally set forth therein).

2. Consent to Sale of Options Business; Further Amendment of the Buyer Note; and Limited Waiver.

a. Provided that Buyer receives the Extension Amount by the Payment Deadline, Buyer hereby (i) consents to the Option Sale, and (ii) authorizes and directs the Collateral Agent to take all steps necessary to, contemporaneously with the consummation of the Options Sale, release any security interest of the Collateral Agent in the Options Assets and, in the event of an Options Sale that is in the form of a sale, assignment, transfer or merger which involves the transfer of the capital stock of Options, any security interest of the Collateral Agent in the capital stock of Options; provided, however, that such consent to the Options Sale and such agreement to the release of security interest are subject to, and contingent upon, the satisfaction in full of each of the following conditions (the failure to satisfy any of which shall cause such consent and agreement to be null and void and of no further force or effect):

(i) the Options Purchaser is a company subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the common stock of which is listed on a national securities exchange or quoted on the OTC Bulletin Board;

(ii) as consideration for the Options Sale, the Company receives from the Options Purchaser, at the closing of the Options Sale, (A) (I) no less than $2,000,000 in unrestricted, net cash proceeds (“Cash Proceeds”), (II) a secured promissory note (any secured promissory note issued by the Options Purchaser to the Company pursuant to the Options Sale, an “Options Note”) in an aggregate principal amount representing no less than the result of $4,000,000, minus the amount of such Cash Proceeds, and (III) common stock of the Options Purchaser that represents no less than thirty percent (30%) of the outstanding equity (in terms of both economic interests and voting power) of the Options Purchaser, on a fully-diluted basis (provided that for purposes of calculating outstanding equity of the Options Purchaser on a fully-diluted basis pursuant to this Section 2(a)(ii), outstanding equity of the Options Purchaser on a fully-diluted basis shall exclude shares of restricted common stock, and shares of common stock issuable upon exercise of options, issued or issuable to officers, directors and employees of the Options Purchaser and its subsidiaries for bona fide services rendered thereto), immediately following the consummation of the Options Sale (the common stock of Options Purchaser received by the Company in connection with the Options Sale, the “Purchaser Equity”), in the event that the aggregate amount raised in the Equity Financing (the “Equity Financing Amount”) is less than or equal to $2,500,000; or (B) (I) Cash Proceeds in an amount equal to no less than eighty percent (80%) of the Equity Financing Amount, (II) an Options Note in an aggregate principal amount representing no less than the result of $4,000,000, minus the amount of such Cash Proceeds, and (III) common stock of the Options Purchaser that represents no less than thirty percent (30%) of the outstanding equity (in terms of both economic interests and voting power) of the Options Purchaser, on a fully-diluted basis, immediately following the consummation of the Options Sale , in the event that the Equity Financing Amount is greater than $2,500,000, but less than $5,000,000; or (C) (I) $4,000,000 in Cash Proceeds, in the event that the Equity Financing Amount is equal to or greater than $5,000,000, and (II) common stock of the Options Purchaser that represents no less than twenty-three percent (23%) (or, in the event that the Equity Financing Amount is equal to or greater than $7,000,000, twenty-one percent (21%)) of the outstanding equity (in terms of both economic interests and voting power) of the Options Purchaser, on a fully-diluted basis, immediately following the consummation of the Options Sale;

(iii) a portion of the Cash Proceeds is used by the Company to redeem at least $1,250,000 of the Principal of the Buyer Note, in accordance with Section 3(b) of the Buyer Note, by wire transfer of immediately available funds to Buyer, prior to or contemporaneously with the consummation of the Options Sale; provided, however, that in the event that the Equity Financing Amount is greater than $2,500,000, but less than $5,000,000, then a portion of the Cash Proceeds is used by the Company to redeem Principal of the Buyer Note in an amount equal to at least fifty percent (50%) of the Equity Financing Amount, in accordance with Section 3(b) of the Buyer Note; provided, further, however, that in the event that the Equity Financing Amount is greater than $5,000,000, then a portion of the Cash Proceeds is used by the Company to redeem at least $2,500,000 of the Principal of the Buyer Note, in accordance with Section 3(b) of the Buyer Note, in any such case by wire transfer of immediately available funds to Buyer, contemporaneously with the consummation of the Options Sale;

(iv) immediately following the Options Sale, Buyer has a valid first priority, perfected security interest in all of the Cash Proceeds, other than the Cash Proceeds used to redeem or repay a portion of the Principal or accrued Interest under the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) in accordance with clause (iii) above, pursuant to an Account Control Agreement, in the Purchaser Equity pursuant to a Pledge Agreement, and in the Options Note, if any;

(v) contemporaneously with the closing of the Options Sale, the Company delivers to Buyer (A) all certificates representing the Purchaser Equity, with undated assignments separate from certificates or stock powers duly executed in blank by the Company and irrevocable proxies, each in a form acceptable to Buyer, and (B) the Options Note, if any, with an allonge thereto, substantially in the form attached hereto as Exhibit B;

(vi) contemporaneously with the closing of the Options Sale, the Options Note, if required, is secured by all of the assets of the Options Purchaser pursuant to a security agreement substantially in the form attached hereto as Exhibit C;

(vii) the Options Purchaser, by operation of law or otherwise, accepts and assumes, and the Company and its subsidiaries are released from, all of the obligations and liabilities of any nature of Options or otherwise related to the Options Business or the Options Assets, whether fixed or unfixed, known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due (including account payables and any remaining “earn-out” obligations incurred in connection with the Company’s initial acquisition of the Options Business pursuant to that certain Agreement and Plan of Merger, dated as of January 4, 2008 (the “Options Merger Agreement”), among the Company, Options and Options Newsletter, Inc. (“Newsletter”));

(viii) Options Purchaser agrees that from the date of consummation of the Options Sale until the earlier of August 30, 2008 and the first date on which all Principal of, and accrued Interest on, the Buyer Note is paid in full, the Options Purchaser shall not incur, or suffer to exist, any Indebtedness or Liens (as such terms are defined in the Purchase Agreement) other than Permitted Indebtedness and Permitted Liens (as such terms are defined in the Purchase Agreement, provided that such terms shall be construed as if such terms were applied to the Options Purchaser, rather than the Company and the Subsidiaries) and Indebtedness pursuant to the Options Note, if any, and Liens in favor of the Company securing the Options Purchaser’s obligations under the Options Note;

(ix) on the date of consummation of the Options Sale (the “Options Sale Closing Date”), there is not any breach or violation by the Company or the Subsidiaries of any of the representations, warranties, covenants and other provisions contained in, or default under, this Agreement, the Purchase Agreement, the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) or any of the other Transaction Documents, there is not any Event of Default or any continuing event that with the passage of time or the giving of notice, or both, would constitute an Event of Default, and the representations and warranties of the Company contained herein are true and correct in all respects;

(x) Buyer receives a certificate, executed by the Chief Executive Officer of the Company, dated as of the date of consummation of the Options Sale, to the effect that the Company has satisfied the conditions set forth in this Section 2(a) and as to such other matters as may be reasonably requested by Buyer; and

(xi) the Options Sale Closing Date occurs on or prior to June 20, 2008.

b. Buyer hereby agrees with the Company that, subject to, and effective upon, the consummation of the Options Sale, as permitted by Section 2 hereof, and the redemption of the applicable portion of the Principal of the Buyer Note (as amended by Section 1(a) hereof and as may be further hereby) as required by Section 2(a)(iii) hereof as a condition to the consummation of the Options Sale (the time and date of such consummation and redemption, the “Condition Satisfaction Date”), the Buyer Note shall be amended, effective as of the Condition Satisfaction Date, as follows:

(i) the definitions of “Interest Rate” and “Maturity Date” set forth in the Appendix to the Buyer Note shall be amended to read in their entirety as follows:

“‘Interest Rate” means twelve percent (12.00%) per annum.

“Maturity Date” means August 30, 2008.’”

(ii) The principal amount of the Buyer Note shall be increased such that the principal amount of the Buyer Note equals the result of (X) the sum of (A) the outstanding principal amount of the Buyer Note as of the date of consummation of the Options Sale after giving effect to the redemption of Principal of the Buyer Note in accordance with Section 2(a)(iii) hereof (the “Remaining Principal Amount”), and (B) $350,000 multiplied by a fraction, the numerator of which is the Remaining Principal Amount, and the denominator of which is $4,388,889, LESS (Y) the Extension Amount (such result, the “Amended Principal Amount”), and, accordingly, all references in the Buyer Note to the number “$4,388,889.00” and “Four Million Three Hundred Eighty-Eight Thousand Eight Hundred Eighty-Nine Dollars” shall be replaced with the Amended Principal Amount.

c. Buyer hereby agrees with the Company that, subject to, and effective upon, the Condition Satisfaction Date, Buyer hereby waives any breach of a representation or warranty set forth in Section 3 of the Purchase Agreement, to the extent, and solely to the extent, such breach resulted solely from the status of the Company as a “shell company” (as defined in Rule 12b-2 promulgated under the 1934 Act) prior to the Company’s consummation on August 31, 2007 of the merger contemplated by that certain Agreement and Plan of Merger, dated as of August 31, 2007, among the Company, Desktop Interactive, Inc., Customer Acquisition Network, Inc. and Desktop Acquisition Sub, Inc., and acknowledges that Buyer shall have no rights or remedies against the Company as a result of any such breach. The limited waiver set forth in this Section 2(c) is not, nor shall it be deemed to be, a waiver under any other circumstance or a waiver of any other condition, requirement, provision or breach of, or rights under, this Agreement, the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby), any of the other Transaction Documents or any other agreement or instrument, and shall not be deemed to establish a custom or course of dealing. Buyer acknowledges that as of the date hereof it is not aware of any breaches or defaults by the Company or any of the Subsidiaries under the Purchase Agreement, the Buyer Note or the other Transaction Documents, other than any breach that has been expressly waived by Buyer pursuant to this Section 2(c).

3. Representations and Warranties of the Company. The Company represents and warrants to Buyer that:

a. Authorization; Enforcement; Validity. Each of the Company and the Subsidiaries has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Buyer Note (as amended by Section 1(a) hereof and as may be further amended by Section 2(b) hereof). The execution and delivery of this Agreement by the Company and the Subsidiaries and the consummation of the transactions contemplated hereby and thereby and by the Buyer Note (as amended by Section 1(a) hereof and as may be further amended by Section 2(b) hereof) have been duly authorized by the respective boards of directors of the Company and the Subsidiaries, and no further consent or authorization is required by the Company, the Subsidiaries or their respective boards of directors or shareholders. This Agreement has been duly executed and delivered by the Company and each of the Subsidiaries, and each of this Agreement and the Buyer Note (as amended by Section 1(a) hereof and as may be further amended by Section 2(b) hereof) constitutes a valid and binding obligation of each of the Company and the Subsidiaries (as applicable), enforceable against each of the Company and the Subsidiaries (as applicable) in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

b. Issuance of Securities. The amendment of the Buyer Note in accordance with each of Sections 1(a) and 2(b) is exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws, based upon the representation made by Buyer herein that Buyer is an “accredited investor.”

c. No Conflicts. The execution and delivery of this Agreement by each of the Company and the Subsidiaries, the performance by each of the Company and the Subsidiaries (as applicable) of their respective obligations hereunder and under the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) and the consummation by each of the Company and the Subsidiaries (as applicable) of the transactions contemplated hereby and by the Buyer Note (as amended by Section 1(a) hereof and as may be further amended by Section 2(b) hereof) will not (i) result in a violation of the certificate of incorporation or the bylaws of the Company or the organizational documents of any Subsidiary; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected. Neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or order of or, except as required by Section 6 below, make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement or the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby).

d. No Breach or Default. As of the date hereof, neither the Company nor any Subsidiary is in breach or violation of any representation, warranty, covenant of other provision of, or in default under, the Purchase Agreement, the Buyer Note, or any of the other Transaction Documents, other than any breach that has been expressly waived by Buyer pursuant to Section 2(c) hereof.

e. Options Assets. Except as set forth on Schedule 3(e), as of the date hereof the assets of Options consist of, and at the time of the Options Sale the assets of Options (constituting the Options Assets to be sold in the Options Sale) will consist of, solely those assets acquired by the Company or the Subsidiaries pursuant to the Options Merger Agreement. The only business conducted by Options as of the date hereof, and the only business that will be conducted by Options through the consummation of the Options Sale (constituting the Options Business to be sold in the Options Sale), is the business conducted by Newsletter prior to the consummation of the merger contemplated by the Options Merger Agreement.

f. Outstanding Note. As of the date hereof, the Buyer Note is the only Note outstanding.

g. Shell Company Status. The Company has not been a “shell company” (as defined in Rule 12b-2 promulgated under the 1934 Act) at any after August 31, 2007.

4. Representation and Warranties of Buyer. Buyer represents and warrants to the Company that (a) Buyer is a validly existing limited partnership and has the requisite limited partnership power and authority to enter into and perform its obligations under this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered on behalf of Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, and (c) Buyer is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D.

5. Acknowledgment of the Company and the Subsidiaries. The Company and each of the Subsidiaries hereby irrevocably and unconditionally acknowledge, affirm and covenant to Buyer that:

a. Buyer is not in default under any of the Transaction Documents and has not otherwise breached any obligations to the Company or any of the Subsidiaries; and

b. there are no offsets, counterclaims or defenses to the Liabilities (as defined in the Security Agreement) or Obligations (as defined in the Guaranty), including the liabilities and obligations of the Company under the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby), or to the rights, remedies or powers of Buyer in respect of any of the Liabilities or Obligations or any of the Transaction Documents, and the Company and each of the Subsidiaries agree not to interpose (and each does hereby waive and release) any such defense, set-off or counterclaim in any action brought by Buyer with respect thereto.

6. Covenants. Prior to 5:30 p.m., New York time, on June 23, 2008, the Company shall file a current report on Form 8-K (the “Amendment Form 8-K”) with the Securities and Exchange Commission (the “SEC”), describing the terms of this Agreement and including this Agreement as an exhibit thereto, in the form required by the 1934 Act. From and after the filing of this Amendment Form 8-K with the SEC, Buyer shall not be in possession of any material nonpublic information received from the Company or any of its affiliates, officers, directors, employees or agents as a result of this Agreement or any of the matters referred to herein.

7. Expenses. The Company hereby covenants and agrees to promptly reimburse Buyer for all of its out-of-pocket fees, costs and expenses, including attorneys’ fees and expenses, up to an aggregate of $20,000, incurred in connection with the drafting, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including by reimbursement of all of such fees, costs and expenses incurred by Buyer through the date hereof within one (1) Business Day after notification thereof.

8. Avoidance of Doubt. The parties hereto hereby agree, for the avoidance of doubt, that (a) the term “Notes” as used in the Transaction Documents shall mean the Buyer Note, as, and to the extent, amended by this Agreement, and (b) the terms “Liabilities” and “Obligations” as used in the Transaction Documents shall include all liabilities and obligations of the Company under this Agreement, under the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) and under the other Transaction Documents, and this Agreement shall be included within the meaning of the term “Transaction Documents,” and each of the parties hereto agrees not to take any contrary positions.

9. Reservation of Rights. Except as expressly set forth in (and subject to the terms and conditions of) Section 2(c) hereof, Buyer has not hereby waived, or agreed to waive, (a) any breach, default or Event of Default that may be continuing under any of the Transaction Documents or (b) any of Buyer’s rights or remedies arising from any such breach, default or Event of Default or otherwise available under the Transaction Documents or at law. Buyer expressly reserves all such rights and remedies.

10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and assigns of such entities shall include their respective receivers, trustees or debtors-in-possession.

11. Further Assurances. The Company hereby agrees from time to time, as and when requested by Buyer, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as Buyer may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) and the other Transaction Documents.

12. Rules of Construction. All words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and the use of the word “including” in this Agreement shall be by way of example rather than limitation.

13. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

15. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

16. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

17. Merger. This Agreement, the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) and the other Transaction Documents represent the final agreement of each of the parties hereto with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among any of the parties hereto. Except as expressly set forth in this Agreement, in the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) and the other Transaction Documents, neither the Company nor Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.

18. Interpretative Matters. Unless the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

19. Reaffirmation. Each of the Company and the Subsidiaries as issuer, debtor, grantor, pledgor, mortgagor, guarantor or assignor, or in other any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) acknowledges and agrees that it has reviewed this Agreement, (ii) ratifies and reaffirms all of its obligations, contingent or otherwise, under each of the Transaction Documents, including the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby) to which it is a party (after giving effect hereto) and (iii) to the extent such Person granted liens on or security interests in any of its property pursuant to any such Transaction Document as security for or otherwise guaranteed the Liabilities under or with respect to the Transaction Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Liabilities (as amended hereby on the date hereof and as may be further amended hereby). Each of the Company and the Subsidiaries hereby consents to this Agreement and acknowledges that each of the Transaction Documents, including the Buyer Note (as amended hereby on the date hereof and as may be further amended hereby), remains in full force and effect and is hereby ratified and reaffirmed.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned as of the date first above written.

COMPANY: CUSTOMER ACQUISITION NETWORK HOLDINGS, INC.
By:	/s/ Michael D. Mathews
Name:	Michael D. Mathews
Title:	Chief Executive Officer
SUBSIDIARIES: CUSTOMER ACQUISITION NETWORK, INC.
By:	/s/ Michael D. Mathews
Name:	Michael D. Mathews
Title:	Chief Executive Officer
DESKTOP ACQUISITION SUB, INC.
By:	/s/ Michael D. Mathews
Name:	Michael D. Mathews
Title:	Chief Executive Officer

BUYER:

LONGVIEW MARQUIS MASTER FUND, L.P.

By:	Viking Asset Management, LLC
Its:	Investment Advisor

By:	/s/ S. Michael Rudolph
Name:	S. Michael Rudolph
Title:	Chief Financial Officer

Exhibit A

Wire Instructions

Exhibit B

Form of Options Note and Form of Allonge

Exhibit C

Form of Security Agreement

Schedule 3(e)

Options Assets

None.